EXHIBIT 23.2

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 2, 2001, accompanying the financial statements of Trinity Medical Group USA, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts".



/s/ GRANT THORNTON LLP



Irvine, California
August 17, 2001